EXHIBIT 23.2


                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



We hereby consent to the use in Amendment No. 2 to the Form SB-2 Registration Statement of IVP Technology Corporation our report dated March 8, 2002 relating to the consolidated balance sheet for the year ended December 31, 2001 and the related statements of operations, changes in stockholders equity, and cash flows for the years ended December 31, 2001 and 2000 and for the period from January 1, 1998 (inception of Development Stage to December 31, 2001 of IVP Technology Corporation which appear in such Amendment No. 2 to Form SB-2, and to the reference to our Firm under the caption "Experts" in the Prospectus.



                                    /s/ WEINBERG & COMPANY, P.A.

                                    WEINBERG & COMPANY, P.A.
                                    Certified Public Accountants

Boca Raton, Florida
November 13, 2002